UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

Amendment No. 3

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

FLOW INTERNATIONAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Washington	91-1104842
(State of incorporation or organization)	(IRS Employer Identification No.)

Securities to be registered pursuant to Section 12(b) of the Act: None.

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this Form relates:              (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of Class)

Item 1 Description of Registrant’s Securities to be Registered.

Flow International Corporation, a Washington corporation (the “Registrant”), and Mellon Investor Services LLC, as rights agent (the “Rights Agent”) entered into Amendment No. 2 to Amended and Restated Rights Agreement dated as of October 19, 2004 (the “Amendment”), amending the Amended and Restated Rights Agreement dated as of September 1, 1999, as amended as of October 29, 2003 (as so amended, the “Rights Agreement”), by and between the Registrant and the Rights Agent.

The Amendment increases from 10% to 15% the threshold at which the preferred stock purchase rights (referred to in the Rights Agreement and herein as “Rights”) will become exercisable. According to the Rights Agreement, as soon as a person (together will all affiliates and associates of such person) becomes the beneficial owner of 15% of the Registrant’s outstanding Common Stock, the Rights will become exercisable pursuant to the terms of the Rights Agreement.

The foregoing description of the Amendment is a general description only and is qualified in its entirety by reference to the Amendment. The description of the Rights are otherwise unchanged from those described in the Registrant’s Registration Statement on Form 8-A/A filed on September 17, 1999 and in the Registrant’s Registration Statement on Form 8-A/A filed on November 3, 2003 and in the Rights Agreement. A copy of the Amendment is attached hereto as Exhibit 1.4, and is incorporated herein by reference.

Item 2 Exhibits.

1.4	Amendment No. 2 to Amended and Restated Rights Agreement, dated as of October 19, 2004 between Flow International Corporation and Mellon Investor Services LLC.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FLOW INTERNATIONAL CORPORATION
(Registrant)

Date: October 19, 2004	By:	/s/ Stephen D. Reichenbach
Stephen D. Reichenbach
Vice President and Chief Financial Officer